Theravance Reports Third Quarter 2010 Financial Results

SOUTH SAN FRANCISCO, CA -- (Marketwire - October 21, 2010) - Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the quarter ended September 30, 2010. Revenue for the third quarter of 2010 was $5.3 million. Net loss for the third quarter of 2010 was $21.2 million or $0.29 per share. Cash, cash equivalents and marketable securities totaled $192.5 million as of September 30, 2010.

"We have made significant progress in the third quarter," said Rick E Winningham, Chief Executive Officer. "The RELOVAIR™ Phase 3 programs in COPD and asthma are progressing well and have now enrolled over 8,000 patients. Last month, preclinical and Phase 2a and 2b clinical data from the RELOVAIR™ programs were presented by our partner, GSK, at the European Respiratory Society Annual Congress in Barcelona, Spain. Importantly, earlier today, we announced positive proof-of-concept results from a Phase 2 clinical study with TD-1211, our internally discovered peripherally selective mu opioid receptor antagonist, in patients with opioid-induced constipation."

Program Highlights

RELOVAIR™ Programs

The RELOVAIR™ Phase 3 programs in chronic obstructive pulmonary disease (COPD) and asthma are progressing and enrollment in the studies is largely in line with expectations. RELOVAIR™ is an investigational medicine that combines fluticasone furoate (an inhaled corticosteroid or ICS) and vilanterol trifenatate (a newly developed long-acting beta agonist or LABA) in a once-daily treatment for patients with COPD or asthma.

The Phase 3 asthma program consists of eight studies to determine the safety and efficacy of RELOVAIR™ in asthma patients who remain uncontrolled on current treatment. These studies include an exacerbation study, a 12-month safety study (which also supports the COPD program), a 12-week low-dose combination efficacy study, a 24-week high-dose combination efficacy study, a 24-week head-to-head study of RELOVAIR™ versus Advair/Seretide, a 24-week study of fluticasone furoate versus fluticasone propionate, a 12-week study of vilanterol trifenatate versus salmeterol, and a hypothalamic-pituitary-adrenal (HPA) axis study.

The Phase 3 program in COPD consists of five studies, including two 12-month exacerbation studies, two 6-month efficacy and safety studies, and a detailed lung function profile study. Both the Phase 3 programs in COPD and asthma will enroll approximately 11,000 patients in total.

In September 2010, GlaxoSmithKline (GSK) presented preclinical and clinical abstracts for RELOVAIR™ and its individual components in COPD and asthma at the European Respiratory Society Annual Congress in Barcelona Spain. Eight of these abstracts highlighted Phase 2a and Phase 2b results of RELOVAIR™ and its components.

Peripheral Mu Opioid Receptor Antagonist (PUMA) -- TD-1211

Earlier today, positive topline results from a Phase 1 multiple-ascending dose study and proof-of-concept Phase 2 clinical study evaluating TD-1211 in patients with opioid-induced constipation (OIC) were announced. TD-1211 is a once-a-day, orally-administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed to alleviate gastrointestinal side effects of opioid therapy without affecting analgesia. The positive Phase 1 and Phase 2 clinical results demonstrate proof-of-concept and support further development of TD-1211 for the treatment of patients with opioid-induced constipation.

Financial Results

Revenue

Revenue was $5.3 million for the third quarter of 2010 compared with $5.5 million for the same period in 2009. During the third quarter, $0.4 million of royalty revenue was earned from VIBATIV™ net sales of $2.3 million.

Research and Development

Research and development expense for the third quarter of 2010 decreased to $18.5 million compared with $19.5 million for the same period in 2009. The decrease was primarily due to lower external costs from our new drug discovery programs and facilities costs. Total external research and development expense was $3.5 million during the third quarter of 2010 compared with $3.8 million for the same period in 2009. Total research and development stock-based compensation expense for the third quarter of 2010 was $2.6 million compared with $2.9 million for the same period in 2009.

General and Administrative

General and administrative expense for the third quarter of 2010 decreased to $6.6 million from $7.1 million for the same period in 2009. Total general and administrative stock-based compensation expense for the third quarter of 2010 was $1.9 million compared with $2.1 million for the same period in 2009.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $192.5 million as of September 30, 2010, a decrease of $18.2 million during the third quarter. The decrease was primarily due to cash used in operations.

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the Company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company's web site for 30 days through November 20, 2010. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on October 28, 2010 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering confirmation code 13531113.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The Company's key programs include: VIBATIV™ (telavancin) with Astellas Pharma Inc. and the RELOVAIR™ program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc. By leveraging its proprietary insight of multivalency toward drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the Company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

VIBATIV is a trademark of Astellas Pharma Inc.

RELOVAIR is a trademark of Glaxo Group Limited. Mark is intended for U.S. and subject to FDA approval.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and timing of clinical studies and product commercialization, statements regarding the potential benefits of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, and statements regarding expectations for product candidates through development and commercialization and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2010 and the risks discussed in our other period filings with SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                            THERAVANCE, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)

                                 Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                --------------------  --------------------
                                     (unaudited)           (unaudited)

Revenue                         $   5,302  $   5,515  $  17,281  $  20,552

Operating expenses:
  Research and development (1)     18,537     19,541     57,594     59,118
  General and administrative (1)    6,610      7,061     20,077     20,909
  Restructuring charges                 -         (6)         -      1,307
                                ---------  ---------  ---------  ---------
Total operating expenses           25,147     26,596     77,671     81,334
                                ---------  ---------  ---------  ---------

Loss from operations              (19,845)   (21,081)   (60,390)   (60,782)

Interest and other income             136        413        364      2,232
Interest expense                   (1,513)    (1,515)    (4,537)    (4,542)
                                ---------  ---------  ---------  ---------
Net loss                        $ (21,222) $ (22,183) $ (64,563) $ (63,092)
                                =========  =========  =========  =========
Basic and diluted net loss
 per share                      $   (0.29) $   (0.35) $   (0.91) $   (1.00)
                                =========  =========  =========  =========

Shares used in computing basic
 and diluted net loss per share    73,726     63,236     70,675     62,792
                                =========  =========  =========  =========

(1) Amounts include stock-based compensation expense for the three months and nine months ended September 30 as follows (in thousands):

                                 Three Months Ended    Nine Months Ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                --------------------  --------------------
                                     (unaudited)           (unaudited)

Research and development        $   2,564  $   2,913  $   7,709  $   8,975
General and administrative          1,933      2,083      6,607      6,408
                                ---------  ---------  ---------  ---------
Total stock-based compensation
 expense                        $   4,497  $   4,996  $  14,316  $  15,383
                                =========  =========  =========  =========

                            THERAVANCE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)

                                              September 30,  December 31,
                                                  2010           2009
                                              -------------  -------------
                                               (unaudited)       (2)
                                              -------------  -------------

Assets
  Cash, cash equivalents and marketable
   securities                                 $     192,468  $     155,390
  Other current assets                                5,019          6,652
  Property and equipment, net                        10,253         12,927
  Other assets                                        4,840          6,424
                                              -------------  -------------
    Total assets                              $     212,580  $     181,393
                                              =============  =============

Liabilities and stockholders' net
 capital deficiency
  Current liabilities (1)                     $      36,381  $      38,946
  Deferred revenue                                  142,246        157,426
  Convertible subordinated notes                    172,500        172,500
  Other long-term liabilities                         2,597          1,515
  Stockholders' net capital deficiency             (141,144)      (188,994)
                                              -------------  -------------
    Total liabilities and stockholders'
     net capital deficiency                   $     212,580  $     181,393
                                              =============  =============

(1) Amounts include current portion of deferred revenue of $22.8 million and $23.7 million as of September 30, 2010 and December 31, 2009, respectively.

(2) The condensed consolidated balance sheet amounts at December 31, 2009 are derived from audited financial statements.

Contact Information:
Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-808-4100
investor.relations@theravance.com